Exhibit 5.1

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
Facsimile: (212) 208-4657

September 19, 2019

The Board of Directors
Youngevity International, Inc.
2400 Boswell Road
Chula Vista, California 91914

Ladies and Gentlemen:

We have acted as counsel to Youngevity International, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 333,500 shares (including up to 43,500 shares subject to the underwriter’s over-allotment option) (the “Shares”) of 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”). The Shares are included in a Registration Statement on Form S-3 (File No. 333-225053) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on May 29, 2018, a base prospectus, dated May 29, 2018, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement, dated September 19, 2019, filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement, dated September 19, 2019, filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement, dated September 19, 2019, by and between the Company and The Benchmark Company, LLC, as representative of the several underwriters (the “Underwriting Agreement”).

As counsel to the Company, we have examined and relied upon the Registration Statement, the Prospectus, the Underwriting Agreement, the Certificate of Designations, Rights and Preferences of the Series D Preferred Stock (the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on September 19, 2019 and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

Youngevity International, Inc.
September 19, 2019

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution), and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Preliminary Prospectus and the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Underwriting Agreement and the Certificate of Designations.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP GRACIN & MARLOW, LLP